Exhibit 99.2

July 28, 2022

Fellow Shareholders:

The second quarter presented us with a continuation of similar challenges across our Home and Insurance segments as the first quarter. Higher interest rates and subdued home purchase activity pressured mortgage search and origination activity at our partners, while the persistently high rate of inflation prevented the recovery in our Insurance segment from growing sequentially. Our Consumer segment continued to generate strong 40% revenue growth YoY, although the increasing likelihood of a U.S. economic recession has tempered partner demand in some pockets.

We remain focused on managing what we can control as we navigate a difficult period of the business cycle in both the Home and Insurance segments. Leaders are vigilantly managing operating expenses while continuing to prioritize investment in our strategic initiatives. We remain confident in our ability to emerge from the current environment as an even more desirable destination for consumers to meet their personal financial needs.

Despite macroeconomic pressures that continue to generate headwinds across parts of our business, we remain committed to investing in our strategy of improving the experience for LendingTree customers. We are able to pursue this important work due to our strong balance sheet and consistent free cash flow generation, and we anticipate this improved customer experience will improve our normalized margin and revenue growth profile over time. As this progress continues, we have launched an omnichannel marketing campaign and an overhauled customer experience to re-introduce our brand to consumers, leaning-in to the strength of our brand when many competitors are pulling back on traditional advertising.

Our team spent the last several months conducting research, hearing from tens of thousands of consumers through listening sessions and surveys to better understand and address their current needs. We know consumers are facing high levels of financial anxiety and need a trusted partner to help guide them through difficult financial decisions. That is why we have recommitted to our brand promise of giving consumers the power to win financially, reflected by the updated tagline: LendingTree - You Win. We have also launched a new customer experience that includes a redesigned home page, improved form flows, updated offer pages and a completely reimagined post-submit communication experience to support customers throughout the entire process.

Q2.2022	1

Our company was built with the original purpose of bringing lenders to the borrower. With our deep partner network across mortgage, consumer and insurance marketplaces we have never been better positioned to help our customers win financially, at a time when they need it most. We strive to be the top-of-mind dependable advisor who is there from start to finish, giving power back to the customer by providing access to one of the largest, most experienced marketplaces of financial providers based on where the customer is in the process, along with the tools needed to make financially sound decisions in every stage of their life, all wrapped up in a more delightful experience.

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2021			2022		Y/Y
	Q2	Q3	Q4	Q1	Q2	% Change

Total revenue	$ 270.0	$ 297.4	$ 258.3	$ 283.2	$ 261.9	(3) %

Income (loss) before income taxes	$ 0.7	$ (4.4)	$ 60.2	$ (10.4)	$ (10.4)	(1,586) %
Income tax benefit (expense)	$ 9.1	$ —	$ (11.8)	$ (0.4)	$ 2.4	(74) %
Net income (loss) from continuing operations	$ 9.8	$ (4.4)	$ 48.4	$ (10.8)	$ (8.0)	(182) %
Net income (loss) from continuing operations % of revenue	4%	(1) %	19%	(4) %	(3) %

Income (loss) per share from continuing operations
Basic	$ 0.74	$ (0.33)	$ 3.67	$ (0.84)	$ (0.63)	(185) %
Diluted	$ 0.71	$ (0.33)	$ 3.57	$ (0.84)	$ (0.63)	(189) %

Variable marketing margin
Total revenue	$ 270.0	$ 297.4	$ 258.3	$ 283.2	$ 261.9	(3) %
Variable marketing expense (1) (2)	$ (171.6)	$ (191.5)	$ (169.8)	$ (189.1)	$ (171.1)	— %
Variable marketing margin (2)	$ 98.4	$ 105.9	$ 88.5	$ 94.1	$ 90.8	(8) %
Variable marketing margin % of revenue (2)	36%	36%	34%	33%	35%

Adjusted EBITDA (2)	$ 38.2	$ 41.0	$ 24.7	$ 29.4	$ 28.6	(25) %
Adjusted EBITDA % of revenue (2)	14%	14%	10%	10%	11%

Adjusted net income (loss) (2)	$ 10.4	$ 10.3	$ (4.1)	$ 6.1	$ 7.6	(27) %

Adjusted net income (loss) per share (2)	$ 0.76	$ 0.75	$ (0.31)	$ 0.46	$ 0.58	(24) %

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q2.2022	2

Q2 2022 CONSOLIDATED RESULTS

Consolidated revenue of $261.9 million declined 3% over the prior year, reflecting a significant decline in Home refinance volume that was partially offset by continued strength in Consumer.

Variable Marketing Margin of $90.8 million declined 8% over prior year. Stable performance in Consumer was offset by revenue declines in Home and continued pressure on Insurance margins.

GAAP net loss from continuing operations was $(8.0) million, or $(0.63) per diluted share.

Adjusted EBITDA was $28.6 million, as revenue declined 3% and non-GAAP operating expenses grew 3%.

Adjusted net income of $7.6 million translates to $0.58 per share.

Q2.2022	3

SEGMENT RESULTS

(millions)	2021			2022		Y/Y
	Q2	Q3	Q4	Q1	Q2	% Change
Home (1)
Revenue	$ 104.9	$ 112.4	$ 96.3	$ 101.9	$ 73.9	(30) %
Segment profit	$ 39.0	$ 41.5	$ 33.8	$ 35.9	$ 26.7	(32) %
Segment profit % of revenue	37%	37%	35%	35%	36%

Consumer (2)
Revenue	$ 75.7	$ 100.0	$ 96.4	$ 101.1	$ 106.1	40%
Segment profit	$ 33.4	$ 44.7	$ 40.8	$ 42.5	$ 44.6	34%
Segment profit % of revenue	44%	45%	42%	42%	42%

Insurance (3)
Revenue	$ 89.3	$ 84.8	$ 65.4	$ 80.0	$ 81.8	(8) %
Segment profit	$ 33.2	$ 26.6	$ 20.8	$ 21.1	$ 22.6	(32) %
Segment profit % of revenue	37%	31%	32%	26%	28%

Other Category (4)
Revenue	$ 0.2	$ 0.2	$ 0.2	$ 0.1	$ 0.1	(50) %
Profit (loss)	$ —	$ 0.1	$ 0.1	$ (0.1)	$ (0.1)	— %

Total
Revenue	$ 270.0	$ 297.4	$ 258.3	$ 283.2	$ 261.9	(3) %
Segment profit	$ 105.6	$ 112.9	$ 95.5	$ 99.5	$ 93.8	(11) %
Segment profit % of revenue	39%	38%	37%	35%	36%

Brand marketing expense (5)	$ (7.2)	$ (7.0)	$ (7.0)	$ (5.4)	$ (3.0)	(58) %

Variable marketing margin	$ 98.4	$ 105.9	$ 88.5	$ 94.1	$ 90.8	(8) %
Variable marketing margin % of revenue	36%	36%	34%	33%	35%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products and sales of insurance policies.
(4)	The Other category primarily includes marketing revenue and related expenses not allocated to a specific segment.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q2.2022	4

HOME

The rapid rise in interest rates throughout the quarter significantly impacted the performance of our Home segment. The 30-year fixed mortgage rate, as measured by the Freddie Mac Mortgage Market Survey, approached 6% during the quarter, causing refinance volumes to decline sharply. Combined with persistently low inventory of homes for sale, the purchase market also declined steadily throughout the quarter, recording activity below the peak of the pandemic, dropping to levels not seen since 2015 according to the MBA purchase index. As a result, we recorded revenue of $73.9 million, down 30% over the prior year, with segment profit of $26.7 million, down 32%.

Home equity continues to be an important part of our overall product mix, achieving record revenue with 71% YoY growth, and revenue per lead up 6% over the prior year. Consumer demand remains high with volume up 62% YoY and up 31% sequentially. Purchase revenue grew 6% YoY despite volumes declining 32% from a year ago. As is typically the case during difficult origination markets, revenue per lead expanded significantly as purchase leads become more valuable for our lending partners. However, limited home inventory and affordability concerns should continue to weigh on home sales going forward.

As a leader in the mortgage marketplace, we are committed to supporting our lender partners during this rising rate environment. Our broadcast marketing campaign should help to increase lead volume for our partners over time. We remain focused on optimizing higher converting products, such as cash-out refinance and home equity loans, to help our partners meet their origination goals. Despite the sharp uptick in interest rates, loans secured with home equity remain the lowest cost source of financing for most consumers that own a home.

CONSUMER

We continue to be pleased with the ongoing recovery of our Consumer segment, which again performed quite well, with revenue of $106.1 million, up 40% YoY, and profit of $44.6 million, up 34%.

Personal loans revenue of $42.3 million was up 68% YoY and up 20% sequentially as consumers are able to access attractive rates for debt consolidation. Credit card balances continue to increase as a result of enduring consumer spending growth. Some of our lenders, however, have begun to tighten their underwriting criteria on the margin in order to reduce portfolio risk should a recession occur over the next few quarters. In response, we are helping our partners by providing segment level insights to help them win in this environment. Also, our new brand campaign features commercials specifically targeting our personal loan offering, providing additional awareness and driving demand, which we anticipate will lead to increased monetization.

Our credit card business generated 2Q revenue of $27.3 million, up 22% YoY, driven by a 26% increase in revenue per approval, as issuers looked to capitalize on summer travel demand. Margins in the segment remain lower than historical levels as we prioritize capturing partner spend and maximizing variable marketing dollars. The card business remains competitive, and we continue to diversify our marketing mix

Q2.2022	5

to pursue more profitable marketing channels and partnerships to expand our reach and attract more consumers. We expect these actions will lead to improved unit economics over time.

We continue to grow our TreeQual platform, which provides consumers pre-approved offers for credit cards and personal loans. This is a key growth initiative and we remain focused on expanding our pipeline of lenders. We currently have three credit card issuers active on the platform and are in the final stages of onboarding two new partners for both credit card and personal loans. In addition, one of our current credit card partners is expanding into personal loans and will go live shortly. As we enhance our capabilities to better match borrowers with lenders in real time, we will improve lender performance, drive higher close rates, and increase monetization.

Small business again delivered a solid performance, achieving revenue growth of 81% over prior year. We continue to add new lenders to our network, expanding and diversifying our marketplace for borrowers. We are focused on driving lender performance by providing insights and recommendations to grow originations and improve conversion rates. We believe being a valued partner to our lenders will help us continue to secure more marketing budget and gain share over time.

INSURANCE

The Insurance segment continues to recover after troughing in 4Q21, but the pace of recovery has been slower than initially expected. The industry is facing prolonged headwinds due to inflation, supply chain challenges, and rising accident severity and frequency. This challenging environment limited growth in the quarter, with revenue of $81.8 million, down 8% YoY and up 2% sequentially. Segment profit of $22.6 million was down 32% from a year ago, but up 7% sequentially.

We anticipate the P&C insurance industry will continue to be challenged through the rest of the year. Most of our top carrier partners have indicated lower budgets in 3Q22 due to profitability concerns as well as the threat of hurricane season. Our top priority is to maintain as much budget as possible with our partners by delivering high quality, high intent leads that achieve and exceed their targets. We believe positioning ourselves as a first-class partner will allow us to capture additional share of carrier marketing spend when budgets return. We are encouraged by conversations we are having with our carriers. Several have indicated we are one of their top partners and will look to increase spending with us when increased budgets are approved.

We continued our focus on agency expansion and efficiency for both the P&C and Medicare businesses. Our P&C Agency had another strong quarter, growing both policies and written premium 10.0% sequentially. We also launched one new home carrier and three new auto carriers while increasing our state footprint. For Medicare we saw an increase in policies written of 29% YoY and ended the quarter with our lowest cost of acquisition since the inception of the program. Driving this cost lower has a been a key priority for the team, and we are happy with the progress being achieved. Preparations for Medicare Open Enrollment continue as we focus on hiring agents and conducting the first in-class training sessions.

Q2.2022	6

Expanding our Embedded Insurance capabilities remains a top priority and is a key component of our digital advisor strategy. We continue to grow in auto insurance through additional ad placements, and we have upgraded our Home Rate platform which empowers consumers to request and receive accurate, actionable, and real-time rates for homeowners insurance.

MyLENDINGTREE

MyLendingTree continues to generate steady results with revenue of $36.6 million up 9% YoY. Personal loans were a strong contributor again this quarter. We continued to grow our user base and added 1.0 million new users in the quarter, bringing cumulative sign-ups to 23.1 million.

(millions)	2021			2022		Y/Y
My LendingTree	Q2	Q3	Q4	Q1	Q2	% Change

Cumulative Sign-ups (at quarter-end)	18.9	20.0	21.0	22.1	23.1	22%

Revenue Contribution (1)	$ 33.5	$ 39.2	$ 37.6	$ 37.0	$ 36.6	9%
% of total revenue	12.4%	13.2%	14.6%	13.1%	14.0%

(1) Includes revenue generated by registered MyLT members across the LendingTree platform, both in-App and outside of the App.

Our investment in the growth of MyLendingTree remains another top priority. Our strategy is focused on becoming the premier digital advisor to help consumers achieve their financial goals. As we continue to add features that will improve the consumer experience, we expect to achieve higher levels of engagement, growth in membership, and ultimately stronger financial results.

BALANCE SHEET & CASH FLOW

We ended the quarter with $279M of cash after retiring the remaining $170M of our maturing convertible bond in June and drawing the full $250M of our new Term Loan B. Our balance sheet affords us tremendous flexibility to opportunistically adjust our capital structure or pursue inorganic growth if a strategic fit is identified. With our next debt maturity a full three years away we are able to remain patient in this regard. We continue to generate positive free cash flow despite the macroeconomic headwinds we are navigating while continuing to invest in our business and our brand.

Our updated credit facility provides us with significantly more flexibility than our previous agreement. However, it does include a restricted payments covenant of 4x total net leverage on trailing 12-month AEBITDA. We are currently running just above this limit, and as such we did not repurchase any equity during the quarter. We see attractive value in our shares as well as our debt at current levels, and we remain committed to using excess cash to strategically adjust our capital structure when appropriate.

Q2.2022	7

FINANCIAL OUTLOOK*

Today we're issuing an outlook for the third-quarter 2022 and updating our previous guidance for full-year 2022.

Third-quarter 2022:

▪	Revenue: $235 - $245 million

▪	Variable Marketing Margin: $64 - $74 million

▪	Adjusted EBITDA: $2 - $8 million

We expect both the Home and Insurance segments to soften modestly vs. 2Q while Consumer continues to grow, albeit at a slower pace YoY as we remain cognizant of partner demand in a slowing economic environment.

We have chosen to re-invest in our brand in 3Q as we have underinvested for the last few years due to the implications of COVID on our end markets. Our brand has proven to be a differentiator over time. We are using this opportunity to call attention to our significantly improved brand experience and customer journey that are being implemented, at a time when we can capture increased efficiency from our spend due to the lower overall demand for broadcast advertising.

The combination of production expense, television and OTT media, and ancillary launch expenses will weigh heavily on 3Q results. However, a significant portion of this spend is one time in nature. Excluding the cost of our brand investment, the combined segment profit from our three operating segments is expected to be roughly flat relative to 2Q, despite continued challenges across the Home and Insurance end markets.

Full-year 2022:

▪	Revenue is anticipated to be in the range of $985 - $1,015 million, representing a decline of 8% - 10% over full-year 2021 results.

▪	Variable Marketing Margin is expected to be in the range of $325 - $345 million, representing a margin range of 32% - 35% on projected revenue.

▪	Adjusted EBITDA is now anticipated to be in the range of $75 - $85 million, down 37% - 44% YoY.

In what is becoming a very difficult and uncertain environment, we remain focused on maintaining the balance between near-term profitability and positioning the company for long-term success. Fortunately, given the strength of our balance sheet and the flexibility & diversification of our model, we can afford to do so.

We are conscious of the macroeconomic risks and uncertainty ahead and we feel our annual guidance is reflective of those challenges. However, we believe the implied AEBITDA range for 4Q of $15M - $20M represents trough-level earnings capacity for our business in the absence of discretionary investments.

Q2.2022	8

We have made significant progress in managing our non-marketing operating expenses over the last year, and that discipline will continue. Our efforts to more efficiently staff our business have led to a nearly 15% reduction in headcount from the peak in the middle of 2021. These savings were achieved through a combination of workforce reductions, reduced hiring and backfilling only high priority positions due to employee attrition.

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters and tax considerations. Expenses associated with legal matters and tax considerations have in the past, and may in the future, significantly affect GAAP results in a particular period.

CONCLUSION

These are challenging times for our customers and partners, and these difficulties are reflected in our financial results. However, we are energized by the early response to our new brand campaign and the signs of success we are receiving on a number of our consumer centric strategic objectives. We are steadily building towards providing U.S. consumers with our full suite of marketplace partners in one delightful experience, meeting them when and where they require with confirmed offers of credit and insurance tailored to their specific needs.

Thank you for your continued support.

Sincerely,

Doug Lebda	Trent Ziegler
Chairman & CEO	CFO

LendingTree, Inc.

Investor Relations: investors@lendingtree.com	Media Relations: press@lendingtree.com

Q2.2022	9

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands, except per share amounts)
Revenue	$ 261,923	$ 270,014	$ 545,101	$ 542,764
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	14,574	13,934	30,135	27,829
Selling and marketing expense (1)	184,537	185,206	388,694	382,668
General and administrative expense (1)	40,289	39,811	76,262	74,800
Product development (1)	14,318	13,290	28,370	25,758
Depreciation	4,896	4,443	9,750	8,161
Amortization of intangibles	7,075	11,310	14,992	22,622
Change in fair value of contingent consideration	—	(8,850)	—	(8,053)
Restructuring and severance (1)	135	—	3,760	—
Litigation settlements and contingencies	(7)	322	(34)	338
Total costs and expenses	265,817	259,466	551,929	534,123
Operating (loss) income	(3,894)	10,548	(6,828)	8,641
Other (expense) income, net:
Interest expense, net	(6,765)	(9,840)	(14,270)	(20,055)
Other income	284	—	283	40,072
(Loss) income before income taxes	(10,375)	708	(20,815)	28,658
Income tax benefit	2,337	9,092	1,954	454
Net (loss) income from continuing operations	(8,038)	9,800	(18,861)	29,112
Loss from discontinued operations, net of tax	—	(3,199)	(3)	(3,462)
Net (loss) income and comprehensive (loss) income	$ (8,038)	$ 6,601	$ (18,864)	$ 25,650

Weighted average shares outstanding:
Basic	12,723	13,243	12,812	13,157
Diluted	12,723	13,719	12,812	13,913
(Loss) income per share from continuing operations:
Basic	$ (0.63)	$ 0.74	$ (1.47)	$ 2.21
Diluted	$ (0.63)	$ 0.71	$ (1.47)	$ 2.09
Loss per share from discontinued operations:
Basic	$ —	$ (0.24)	$ —	$ (0.26)
Diluted	$ —	$ (0.23)	$ —	$ (0.25)
Net (loss) income per share:
Basic	$ (0.63)	$ 0.50	$ (1.47)	$ 1.95
Diluted	$ (0.63)	$ 0.48	$ (1.47)	$ 1.84

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$ 442	$ 463	$ 835	$ 860
Selling and marketing expense	2,285	1,976	4,324	3,778
General and administrative expense	11,873	13,254	21,473	25,425
Product development	2,735	2,601	4,700	4,667
Restructuring and severance	—	—	1,083	—

Q2.2022	10

LENDINGTREE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2022	December 31, 2021
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$ 279,108	$ 251,231
Restricted cash and cash equivalents	125	111
Accounts receivable, net	115,441	97,658
Prepaid and other current assets	27,419	25,379
Total current assets	422,093	374,379
Property and equipment	68,315	72,477
Operating lease right-of-use assets	71,336	77,346
Goodwill	420,139	420,139
Intangible assets, net	70,772	85,763
Deferred income tax assets	130,174	87,581
Equity investment	174,580	158,140
Other non-current assets	6,693	6,942
Non-current assets of discontinued operations	—	16,589
Total assets	$ 1,364,102	$ 1,299,356

LIABILITIES:
Current portion of long-term debt	$ 2,491	$ 166,008
Accounts payable, trade	7,850	1,692
Accrued expenses and other current liabilities	94,925	106,731
Current liabilities of discontinued operations	—	1
Total current liabilities	105,266	274,432
Long-term debt	813,252	478,151
Operating lease liabilities	92,557	96,165
Deferred income tax liabilities	2,265	2,265
Other non-current liabilities	276	351
Total liabilities	1,013,616	851,364
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 16,140,889 and 16,070,720 shares issued, respectively, and 12,785,423 and 13,095,149 shares outstanding, respectively	161	161
Additional paid-in capital	1,162,714	1,242,794
Accumulated deficit	(546,211)	(571,794)
Treasury stock; 3,355,466 and 2,975,571 shares, respectively	(266,178)	(223,169)
Total shareholders' equity	350,486	447,992
Total liabilities and shareholders' equity	$ 1,364,102	$ 1,299,356

Q2.2022	11

LENDINGTREE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

	Six Months Ended June 30,
	2022	2021
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net (loss) income and comprehensive (loss) income	$ (18,864)	$ 25,650
Less: Loss from discontinued operations, net of tax	3	3,462
Net (loss) income from continuing operations	(18,861)	29,112
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on impairments and disposal of assets	3,427	1,400
Amortization of intangibles	14,992	22,622
Depreciation	9,750	8,161
Non-cash compensation expense	32,415	34,730
Deferred income taxes	(2,026)	(455)
Change in fair value of contingent consideration	—	(8,053)
Gain on investments	—	(40,072)
Bad debt expense	2,029	1,145
Amortization of debt issuance costs	4,454	2,547
Amortization of debt discount	1,475	14,670
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	(333)	11,079
Changes in current assets and liabilities:
Accounts receivable	(19,812)	(35,381)
Prepaid and other current assets	(5,593)	(680)
Accounts payable, accrued expenses and other current liabilities	(5,223)	3,845
Income taxes receivable	(293)	10,322
Other, net	(302)	(412)
Net cash provided by operating activities attributable to continuing operations	16,099	54,580
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(6,346)	(23,585)
Equity investment	(16,440)	(1,180)
Net cash used in investing activities attributable to continuing operations	(22,786)	(24,765)
Cash flows from financing activities attributable to continuing operations:
Proceeds from term loan	250,000	—
Repayment of 0.625% Convertible Senior Notes	(169,659)	—
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(2,745)	(4,771)
Purchase of treasury stock	(43,009)	—
Payment of debt issuance costs	(3)	(168)
Other financing activities	—	(31)
Net cash provided by (used in) financing activities attributable to continuing operations	34,584	(4,970)
Total cash provided by continuing operations	27,897	24,845
Discontinued operations:
Net cash (used in) provided by operating activities attributable to discontinued operations	(6)	8,353
Total cash (used in) provided by discontinued operations	(6)	8,353
Net increase in cash, cash equivalents, restricted cash and restricted cash equivalents	27,891	33,198
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	251,342	170,049
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$ 279,233	$ 203,247

Q2.2022	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

Three Months Ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
(in thousands)
Selling and marketing expense	$ 185,206	$ 206,475	$ 184,847	$ 204,157	$ 184,537
Non-variable selling and marketing expense (1)	(13,610)	(14,928)	(15,053)	(15,081)	(13,385)
Variable marketing expense	$ 171,596	$ 191,547	$ 169,794	$ 189,076	$ 171,152

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2022	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss) from continuing operations to variable marketing margin and net income (loss) from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
	(in thousands, except percentages)
Net income (loss) from continuing operations	$ 9,800	$ (4,406)	$ 48,432	$ (10,823)	$ (8,038)
Net income (loss) from continuing operations % of revenue	4%	(1) %	19%	(4) %	(3) %

Adjustments to reconcile to variable marketing margin:
Cost of revenue	13,934	15,020	14,448	15,561	14,574
Non-variable selling and marketing expense (1)	13,610	14,928	15,053	15,081	13,385
General and administrative expense	39,811	40,126	38,546	35,973	40,289
Product development	13,290	13,384	13,723	14,052	14,318
Depreciation	4,443	4,808	4,941	4,854	4,896
Amortization of intangibles	11,310	10,345	9,771	7,917	7,075
Change in fair value of contingent consideration	(8,850)	(196)	—	—	—
Restructuring and severance	—	47	6	3,625	135
Litigation settlements and contingencies	322	22	32	(27)	(7)
Interest expense, net	9,840	11,826	14,986	7,505	6,765
Other (income) expense	—	—	(83,200)	1	(284)
Income tax (benefit) expense	(9,092)	(1)	11,753	383	(2,337)
Variable marketing margin	$ 98,418	$ 105,903	$ 88,491	$ 94,102	$ 90,771
Variable marketing margin % of revenue	36%	36%	34%	33%	35%

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q2.2022	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss) from continuing operations to adjusted EBITDA and net income (loss) from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
	(in thousands, except percentages)
Net income (loss) from continuing operations	$ 9,800	$ (4,406)	$ 48,432	$ (10,823)	$ (8,038)
Net income (loss) from continuing operations % of revenue	4%	(1) %	19%	(4) %	(3) %
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	11,310	10,345	9,771	7,917	7,075
Depreciation	4,443	4,808	4,941	4,854	4,896
Restructuring and severance	—	47	6	3,625	135
Loss on impairments and disposal of assets	1,052	1,251	814	431	2,996
Gain on investments	—	—	(83,200)	—	—
Non-cash compensation	18,294	17,074	16,751	13,997	17,335
Franchise tax caused by equity investment gain	—	—	—	1,500	—
Change in fair value of contingent consideration	(8,850)	(196)	—	—	—
Acquisition expense	1,110	227	430	9	58
Litigation settlements and contingencies	322	22	32	(27)	(7)
Interest expense, net	9,840	11,826	14,986	7,505	6,765
Dividend income	—	—	—	—	(282)
Income tax (benefit) expense	(9,092)	(1)	11,753	383	(2,337)
Adjusted EBITDA	$ 38,229	$ 40,997	$ 24,716	$ 29,371	$ 28,596
Adjusted EBITDA % of revenue	14%	14%	10%	10%	11%

Q2.2022	15

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss) from continuing operations to adjusted net income (loss) and net income (loss) per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022
	(in thousands, except per share amounts)
Net income (loss) from continuing operations	$ 9,800	$ (4,406)	$ 48,432	$ (10,823)	$ (8,038)
Adjustments to reconcile to adjusted net income (loss):
Restructuring and severance	—	47	6	3,625	135
Loss on impairments and disposal of assets	1,052	1,251	814	431	2,996
Gain on investments	—	—	(83,200)	—	—
Non-cash compensation	18,294	17,074	16,751	13,997	17,335
Franchise tax caused by equity investment gain	—	—	—	1,500	—
Change in fair value of contingent consideration	(8,850)	(196)	—	—	—
Acquisition expense	1,110	227	430	9	58
Litigation settlements and contingencies	322	22	32	(27)	(7)
Income tax (benefit) expense from adjusted items	(3,024)	(4,687)	16,980	(5,106)	(5,364)
Excess tax (benefit) expense from stock-based compensation	(8,261)	938	(4,336)	2,468	438
Adjusted net income (loss)	$ 10,443	$ 10,270	$ (4,091)	$ 6,074	$ 7,553

Net income (loss) per diluted share from continuing operations	$ 0.71	$ (0.33)	$ 3.57	$ (0.84)	$ (0.63)
Adjustments to reconcile net income (loss) from continuing operations to adjusted net income (loss)	0.05	1.10	(3.87)	1.31	1.22
Adjustments to reconcile effect of dilutive securities	—	(0.02)	(0.01)	(0.01)	(0.01)
Adjusted net income (loss) per share	$ 0.76	$ 0.75	$ (0.31)	$ 0.46	$ 0.58

Adjusted weighted average diluted shares outstanding	13,719	13,707	13,212	13,167	12,936
Effect of dilutive securities	—	439	(346)	266	213
Weighted average diluted shares outstanding	13,719	13,268	13,558	12,901	12,723
Effect of dilutive securities	476	—	346	—	—
Weighted average basic shares outstanding	13,243	13,268	13,212	12,901	12,723

Q2.2022	16

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•	Variable marketing margin, including variable marketing expense

•	Variable marketing margin % of revenue

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")

•	Adjusted EBITDA % of revenue

•	Adjusted net income

•	Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, restructuring and severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

Q2.2022	17

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) dividend income, and (9) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, and (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share if their inclusion would be dilutive.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Q2.2022	18

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $1.5 million franchise tax caused by the equity investment gain in Stash.

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; the pace of the ongoing recovery from the COVID-19 pandemic subside; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; inflationary trends; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors

Q2.2022	19

to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2021, in our Quarterly Report on Form 10-Q for the period ended March 31, 2022, and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q2.2022	20